                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Prospectus Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           UNITED BANKSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

                           UNITED BANKSHARES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

  UNITED BANKSHARES, INC. P. O. BOX 1508 UNITED SQUARE FIFTH AND AVERY STREETS
                PARKERSBURG, WEST VIRGINIA 26102 (304) 424-8800

                 NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 1994 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. ("United") will be held at The University of Charleston, 2300 MacCorkle Avenue, S.E., Charleston, West Virginia, on May 16, 1994, at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:

  1. To elect twenty (20) persons to serve as Directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

  2. To act upon any other business which may properly come before this Annual Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Annual Meeting.

  The close of business on March 11, 1994, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Annual Meeting.

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

  TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.

                                        By Order of the Board of Directors

                                        Richard M. Adams Chairman of the Board
                                        and Chief Executive Officer

April 8, 1994

  UNITED BANKSHARES, INC. P. O. BOX 1508 UNITED SQUARE FIFTH AND AVERY STREETS
                PARKERSBURG, WEST VIRGINIA 26102 (304) 424-8800

                                PROXY STATEMENT

          1994 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 1994

                     SOLICITATION AND REVOCATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Bankshares, Inc. ("United") for its 1994 Annual Meeting of Shareholders (the "1994 Annual Meeting") to be held May 16, 1994.

  A proxy for use by the shareholders of United in connection with the 1994 Annual Meeting accompanies this Proxy Statement, which is being mailed to the shareholders of United on or about April 8, 1994. The proxy will be voted in accordance with the specifications made thereon by the United shareholder. See OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS. If a shareholder does not specify how the shareholder's proxy is to be voted, a properly executed proxy will be voted "FOR" the proposal presented herein, the election of United directors.

  As of the date of mailing of this Proxy Statement, the Board of Directors of United is not aware of any other business to be acted upon at the 1994 Annual Meeting, and it is not anticipated that other matters will be brought before that meeting. However, if any other matters should be brought before the 1994 Annual Meeting, it is intended that, unless otherwise specified on the proxy of the United shareholder, the persons appointed as proxies may vote thereon according to their judgment in light of conditions then prevailing and the recommendations of the Board of Directors of United.

  Any shareholder of United has the right to revoke his or her proxy at any time before it is voted (i) by giving written notice to the Chairman of United,
(ii) by submitting a subsequently dated Proxy or (iii) by appearing at the 1994 Annual Meeting and voting in person.

  This proxy solicitation is made by the Board of Directors of United, and the costs of soliciting proxies will be paid by United. In addition to soliciting by mail, directors, officers and regular employees of United and its subsidiaries, who will receive no compensation for their services other than their regular salaries and fees, may solicit proxies by telephone, telegraph or personal interview. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of United common stock held in their names and are to be reimbursed for their reasonable expenses in so doing. In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, United has retained Corporate Investor Communications, Inc. of Carlstadt, New Jersey ("CIC"). Pursuant to a retention letter dated March 25, 1993, CIC will contact all broker and other nominee accounts identified on United's shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. CIC will then assist in the delivery of proxy materials to these accounts for distribution. CIC will also assist in distribution of proxy materials to institutional investors. CIC will follow-up with the brokers, other nominee accounts and institutional investors, requesting return of proxies. United is not retaining CIC to solicit proxies from registered holders or from non-objecting beneficial owners. CIC's fee for the above services is $3,000, plus reasonable disbursements which may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

  Only shareholders of record at the close of business on March 11, 1994, are entitled to notice of and to vote at the 1994 Annual Meeting. On that date, there were 11,932,078 shares of the common stock of United issued and outstanding, net of treasury shares, which shares were held by approximately 4,954 shareholders.

  Each shareholder is entitled to one vote for each share owned on each matter brought before the 1994 Annual Meeting. In the election of directors, a shareholder of United may cast one vote for each share owned for each nominee. However, every shareholder of United also has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all votes for one candidate or distribute those votes among as many candidates and in such manner as the shareholder desires. Assuming the number of directors is twenty (20), as proposed by the current Board of Directors of United, each shareholder of United has the right to cast twenty (20) votes in the election of directors for each share of the common stock of United the shareholder held on the record date. IF YOU WISH TO EXERCISE, BY PROXY, YOUR RIGHT TO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS, YOU MUST PROVIDE A PROXY SHOWING HOW YOUR VOTES ARE TO BE DISTRIBUTED AMONG ONE OR MORE CANDIDATES.

  Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the twenty (20) nominees set forth in this Proxy Statement. However, if cumulative voting is invoked by one or more shareholders, the votes represented by other proxies may be cumulated, at the direction of the persons appointed as proxies with the recommendations of the Board of Directors of United, in order to elect to the Board of Directors the maximum number of nominees set forth in this Proxy Statement.

                               TABLE OF CONTENTS

PROPOSALS FOR ANNUAL MEETING...............................................   1
  INTRODUCTION.............................................................   1
ELECTION OF DIRECTORS......................................................   1
  Nominees for Board of Directors..........................................   1
  Meetings and Committees of the Board of Directors........................   4
  Compensation of Directors................................................   4
  Principal Shareholder of United..........................................   5
  Beneficial Ownership of Securities by Executive Officers.................   5
EXECUTIVE COMPENSATION.....................................................   6
  Board Compensation Committee Report......................................   6
  Summary Compensation Table...............................................   7
  Stock Option Grants Table................................................   8
  Stock Option Exercises and Year-End Value Table..........................   8
  Officer Employment Contracts.............................................   8
  Change of Control Agreements.............................................   9
  Succession Management Stock Bonus Plan...................................  10
  Incentive Stock Option Plan..............................................  10
  Employee Benefit Plans...................................................  11
  Compensation Committee Interlocks and Insider Participation..............  11
  Transactions with Management and Others..................................  12
PERFORMANCE GRAPHS.........................................................  13
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...................................  14
SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING..............................  14
SELECTED FINANCIAL DATA....................................................  15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS................................................................  16

AUDITED FINANCIAL STATEMENTS

  See separate report accompanying this proxy statement

FORM 10-K

  A copy of the 1993 Form 10-K Annual Report filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 will be forwarded to shareholders at no charge, upon written request. Shareholders desiring a copy should direct their request to the Secretary, United Bankshares, Inc., United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26102.

      Registrar and
      Transfer Agent:                                    Independent Auditors:
      Mellon Bank, N.A.                                  Ernst & Young
      P. O. Box 444                                      P. O. Box 2906
      Pittsburgh, PA 15230                               Charleston, WV 25330

                          PROPOSALS FOR ANNUAL MEETING

                                  INTRODUCTION

  These proxy materials are being supplied in conjunction with the 1994 Annual Meeting of Shareholders of United Bankshares, Inc. ("United"). United is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. Effective January 1, 1993, United merged its two subsidiary banks, United National Bank-North and United National Bank-Central into United National Bank. The offices of United National-North and United National Bank-Central became branch offices of United National Bank. United currently owns three subsidiary banks: United National Bank ("UNB"), United National Bank-South, and Bank First, N.A.

                             ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

  The Bylaws of United provide that its Board of Directors shall consist of not fewer than five nor more than thirty-five persons, as may be determined, from time to time, by resolution adopted by the shareholders or by a majority of the Board of Directors. The twenty (20) persons listed below have been elected or appointed to serve as directors of United until the 1994 Annual Meeting. The individuals identified below are the nominees for election at the 1994 Annual Meeting to serve until the 1995 Annual Meeting or until their successors are elected and qualified. Each nominee is currently a director and has served continuously to date as a director beginning in the indicated year.

  Beneficial ownership of United's securities by directors as set forth below is as of March 31, 1994.

  Directors have sole voting and investment authority of directly owned shares. The total of directly owned shares also includes stock options granted to executive officers pursuant to incentive stock option plans. For two of the directors who are executive officers, direct ownership includes options to purchase shares as follows: Richard Adams, 71,750 shares and I. N. Smith, Jr., 14,250 shares. The options to purchase shares included in the direct ownership of all executive officers as a group total 207,250.

  Indirect shares for each individual director include those owned by spouses and immediate family members, shares held in trust of which a director is a beneficiary, and shares held by a corporation which the director controls. These shares do not include the Trust Shares discussed herein.

  RICHARD M. ADAMS, who is Chairman and Chief Executive Officer of both United and UNB, became a director of United in 1984. Mr. Adams is 47 years old. He owns 206,368 shares of United directly and 94,214 shares indirectly, the total of which represents 2.52 percent of the total outstanding shares of United. Of the 94,214 shares indirectly owned by Mr. Adams, 30,590 shares are in the Stevenson Trust over which he exercises voting power, 32,958 shares owned by the members of his immediate family and 30,666 shares are held in two family trusts over which he exercises voting power but no investment authority. Messrs. Richard M. Adams and Douglass H. Adams are brothers.

  I. N. SMITH, JR., who is President of United, Vice Chairman of UNB, and former President of UNB, became a director in 1986. Mr. Smith is 61 years old. He owns 18,583 shares of United directly and 225,184 shares indirectly, the total of which represents 2.04 percent of the total outstanding shares of United. Of the 225,184 shares indirectly owned by Mr. Smith, 14,700 shares are owned by members of his immediate family and 4,000 shares are owned by the mother of Mr. Smith over which he has power of attorney. The following shares owned of record by others may be deemed to be owned by Mr. Smith under the rules and regulations of the Securities and Exchange Commission: Kanawha City Company 20,000 shares; Kanawha Company 56,000 shares; Roane Land Company 484 shares; Roxalana Land Company 75,000 shares; and West Virginia Coal Land Company 55,000 shares.

  ROBERT G. ASTORG, who is a CPA and Managing Director of IDS, a financial consultant and tax service, became a director in 1991. Mr. Astorg is 50 years old. He owns 12,000 shares of United directly and 700 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

  THOMAS J. BLAIR, III, who is President and Chief Executive Officer of Kelley, Gidley, Blair & Wolfe, Inc., former Chairman of the Board of UNB-Central, Heritage and Weston National, became a director in 1988. Mr. Blair is 60 years old. He owns 130,725 shares of United directly and 7,100 shares indirectly, the total of which represents 1.16 percent of the total outstanding shares of United. Mr. Blair is a former president of the McDowell County Water Company, which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on November 11, 1989. In previous proxy statements it was disclosed that Mr. Blair was convicted of a series of seven (7) identical statutory misdemeanors stemming from his company's alleged failure to establish and maintain adequate and suitable water facilities and failure to perform such service thereto as shall be reasonable, safe and sufficient for the service and convenience of the public. Mr. Blair appealed his convictions. On December 14, 1993, the Supreme Court of Appeals of West Virginia set aside, reversed and annulled the convictions.

  HARRY L. BUCH, who is an Attorney at Law, and Partner with Gompers, Buch, McCarthy & McLure, became a director in 1990. Mr. Buch is 63 years old. He owns 14,063 shares of United directly which represents less than one percent of the total outstanding shares of United.

  JOHN W. DUDLEY, who is President of J. W. Dudley Sons & Company, a retail business, became a director in 1986. Mr Dudley is 47 years old. He owns 8,703 shares of United directly which represents less than one percent of the total outstanding shares of United.

  H. SMOOT FAHLGREN, who is Chairman and former Chief Executive Officer of Fahlgren, Inc., became a director in 1984. Mr. Fahlgren is 63 years old. He owns 119,723 shares of United directly and 3,721 shares indirectly, which represents 1.04 percent of the total outstanding shares of United. Mr. Fahlgren is Mr. Graff's father-in-law.

  THEODORE J. GEORGELAS, who is Chairman of the Board of Bank First, N.A., and President of Georgelas and Sons, Inc., a commercial real estate development company, became a director in 1990. Mr. Georgelas is 47 years old. He directly owns 55,666 shares of United which represents less than one percent of the total outstanding shares of United.

  C. E. GOODWIN, who is an Attorney at Law and Counsel with Goodwin & Goodwin, became a director in 1985. Mr. Goodwin is 83 years old. He owns 15,120 shares of United directly and 1,272 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

  F.T. GRAFF, JR., who is a practicing attorney and partner of Bowles Rice McDavid Graff and Love, became a director of United in 1984. Mr. Graff is 54 years old. He owns 2,000 shares of United directly and 9,000 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. The indirectly owned shares are held by a bank in a trustee account for Mr. Graff over which he exercises voting and dispositive power. Mr. Graff is Mr. Fahlgren's son-in-law.

  LEONARD A. HARVEY, who is a former Secretary of the West Virginia Department of Commerce, Labor, and Environmental Resources, became a director of United in 1990. Mr. Harvey is 67 years old. He owns 26,659 shares of United directly and 859 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

  ANDREW J. HOUVOURAS, who is President of A&L Industries, an investment company, became a director of United in 1985. Mr. Houvouras is 74 years old. He owns 407 shares of United directly and 27,453 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. The indirect shares are owned by a company in which Mr. Houvouras is a partner.

  RUSSELL L. ISAACS, who is the owner of Russell L. Isaacs and Company, a consulting firm, became a director of United in 1984. Mr. Isaacs is 61 years old. He owns 20,958 shares of United directly which represents less than one percent of the total outstanding shares of United.

  ROBERT P. MCLEAN, who is the President of Stanaford Acres, Inc. and Vice-President of Sigmund-McLean, Inc. became a director of United in 1992. Mr. McLean is 63 years old. He owns 3,508 shares of United directly and 1,271 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

  G. OGDEN NUTTING, who is the former Chairman of the Board of UNB-N and President of The Ogden Newspapers, Inc., became a director of United in 1986. Mr. Nutting is 58 years old. He owns 326,328 shares of United indirectly which represents 2.74 percent of the total outstanding shares of United. The voting and investment authority for the indirectly owned shares of Mr. Nutting are as follows: he has beneficial ownership, through shared investment or voting authority of 326,328 shares consisting of 20,952 shares held by Mr. Nutting as co-trustee, and 277,376 shares registered in the name of The Ogden Newspapers, Inc. of which Mr. Nutting is President. He is also a settlor and sole beneficiary of a trust which contains 28,000 shares.

  WILLIAM C. PITT, III, who is a hotel and resort developer, became a director of United in 1987. Mr. Pitt is 49 years old. He owns 5,000 shares of United directly which represents less than one percent of the total outstanding shares of United.

  CHARLES E. STEALEY, who is a private consultant and former Assistant Vice President and Director of Administration of Olsten Corporation, became a director of United in 1986. Mr. Stealey is 53 years old. He owns 31,068 shares of United directly and 47,962 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Stealey's mother holds 7,354 of the indirect shares over which Mr. Stealey has power of attorney and the other 40,608 indirect shares are held in a trustee account for Mr. Stealey over which he exercises voting and investment authority.

  WARREN A. THORNHILL, III, who is an Attorney at Law, former Chairman of the Board of Summit Holding Corporation and Raleigh County National Bank and Chairman of UNB-S, became a director of United in 1992. Mr. Thornhill is 65 years old. He owns 112,154 shares of United directly and 112,573 shares indirectly, the total of which represents 1.88 percent of the total shares outstanding of United.

  HAROLD L. WILKES, who is President of Little General Stores, Inc., a convenience store chain, became a director of United in 1993. Mr. Wilkes is 53 years old. He directly owns 1,836 shares of United which represents less than one percent of the total outstanding shares of United.

  JAMES W. WORD, JR., who is President of Beckley Loan Company and Vice-President of Beckley Loan and Industrial Corporation became a director of United in 1992. He is 70 years old. He owns 32,543 shares of United directly and 26,328 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

  All directors and executive officers of United as a group, 28 persons, own 1,054,442 shares of United directly and 1,770,784 shares indirectly, the total of which represents 23.69 percent of the total shares outstanding for United. Included in indirectly owned shares are 882,262 shares of United common stock held by UNB's Trust Department serving in a fiduciary or agency capacity (the "Trust Shares"). The voting and investment authority for the Trust Shares held by the Trust Department is exercised by UNB's Board of Directors. The members of UNB's Board of Directors who are also directors or executive officers of United are: Richard M. Adams, I. N. Smith, Jr., and Gary L. Ellis. In addition, the total indirect shares includes 49,930 shares held by the Trust Department of UNB-S of which 43,297 shares are held in the nominee name of Big Clock Investment Company and are voted by UNB-S's Board of Directors. The members of UNB-S's Board who are also directors or executive officers of United are Gary
L. Ellis, Warren A. Thornhill, III, and Robert P. McLean.

  Other nominations may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:

    Section 5. NOMINATION OF DIRECTORS. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

  If any nominee set forth above is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those nominees set forth above and, if they deem it advisable, for a substitute nominee named by the Board of Directors of United.

  It is the intention of the persons named in the accompanying proxy, unless the proxy specifies otherwise (or except under the circumstances involving cumulative voting in the election of directors described above) to vote "FOR" the resolution to elect the twenty (20) nominees to serve as directors of United until the 1995 Annual Meeting of shareholders and until their successors are elected and qualified.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of United met six times during 1993. The Board reviews management reports and general corporate policy. During the calendar year ended December 31, 1993, each director of United attended more than 75% of the total number of meetings of the Board and Board Committees on which he or she served during the period he or she served as a director, except for Mrs. Wehrle.

  The Board has three standing committees--the Executive, Audit, and Compensation. The Audit Committee met four times in 1993 to review the quarterly reports of internal audit, all reports of external auditors, and all reports of examination by federal and state bank regulatory authorities. This committee consisted of: Robert G. Astorg, Chairman, R. Terry Butcher, C. E. Goodwin, and James W. Word, Jr.

  The Executive Committee met four times during 1993. The Executive Committee may exercise the power of the Board of Directors between meetings of the full Board of Directors or upon the call of the Chairman, as directed by the Board and consistent with the provisions of West Virginia corporate law. The committee consisted, during 1993, of Richard M. Adams, I. N. Smith, Jr., Thomas
J. Blair, III, Harry L. Buch, H. Smoot Fahlgren, Theodore J. Georgelas, Leonard
A. Harvey, Russell L. Isaacs, G. Ogden Nutting, William C. Pitt, III, Warren A. Thornhill, III and F. T. Graff, Jr., who also serves as secretary for the Executive Committee.

  The Compensation Committee met two times during 1993. The Compensation Committee makes recommendations regarding officer compensation and budgetary matters to the Board of Directors. The committee consisted of the same members as served on the Executive Committee except for Messrs. R. Adams and Smith.

COMPENSATION OF DIRECTORS

  Directors other than Executive Officers of United receive a retainer of $550 per month without regard to meeting attendance. In addition, each outside director receives a fee of $275 for each United Board Committee attended except for Mr. Isaacs who receives $550 as chairman of the Compensation Committee and Mr. Astorg who receives $275 per month as chairman of the Audit Committee.

  United utilizes an aircraft owned by Mr. Fahlgren, a member of United's Board of Directors. During 1993, Mr. Fahlgren received $20,889 in compensation for these services.

PRINCIPAL SHAREHOLDER OF UNITED

  The following table lists each shareholder of United who is the beneficial owner of more than 5% of United's common stock, the only class of stock outstanding, as of March 31, 1994.

                                               AMOUNT AND NATURE OF PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP   CLASS
      ------------------------------------     -------------------- ----------
      (1) United National Bank Trust Depart-
       ment  514 Market Street Parkersburg WV
       26101 (133,805 or 1.12% are regis-
       tered  under the nominee name of
       Parbanc Co.)                                  882,262          7.40%

- --------

  (1) UNB is a wholly-owned subsidiary of United and its Trust Department holds in fiduciary or agency capacity 882,262 shares of United's stock. The voting and investment authority for the shares held by the Trust Department is exercised by UNB's Board of Directors.

BENEFICIAL OWNERSHIP OF SECURITIES BY EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the named executives beneficial ownership of Common Stock of the Company as of March 31, 1994:

                                                        SHARES OF COMMON
                                                      STOCK OF THE COMPANY
                                                       BENEFICIALLY OWNED
                                                    -------------------------------
      TITLE OF                                                            PERCENT
       CLASS            NAME OF OFFICER              NUMBER(1)           OF CLASS
      --------          ---------------             -----------          ---------
      Common Stock      Richard M. Adams                 300,582              2.52%
      Common Stock      I.N. Smith, Jr.                  243,767              2.04%
      Common Stock      Gary L. Ellis                     32,254              0.27%
      Common Stock      Thomas A. McPherson               62,545              0.52%
      Common Stock      Steven E. Wilson                  31,448              0.26%

  (1) The amounts shown represent the total shares owned directly by such named executive officers together with shares which are owned indirectly. The indirect shares include shares which are issuable upon the exercise of all stock options currently exercisable and those shares owned by spouses and immediate family members, shares held in trust in which the executive is a beneficiary, and shares held by a corporation which the executive controls.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT

  The Compensation Committee is responsible for administration of United Bankshares, Inc.'s (United's) Executive Compensation programs. This includes recommendations related to base salary, short term incentives and long term stock option incentives for all Executive Officers of the Company.

  The Compensation Committee's Executive Compensation policies, developed based on competitive information, are designed to provide competitive levels of compensation that integrate pay with United's annual and long term performance goals and assist in attracting and retaining qualified executives.

  Periodically the Committee retains the services of nationally recognized compensation consulting firms to do an extensive review of the compensation program for all Executive Officers.

  William M. Mercer, Inc. reported to the Committee that the total compensation plan for 1993 for all Executive Officers was reasonable and competitive in view of the company's performance and the contribution of those officers to that performance.

  Executive Officers are paid base salaries determined by the value of their position compared to published survey data, information gathered on competing banks of similar size and the officer's individual performance level.

  The short term Incentive Plan stresses reward for achievement of performance goals set each year. Each Executive Officer participates in a pool of funds set aside for this purpose. Participation level is based on a rating system tied to accomplishment of assigned goals as well as a specific formula which relates the incentive award to a percentage of salary range midpoint. Company performance must exceed peer performance to activate compensation incentives.

  The United management team should share the same goals as its shareholders. Toward this end, the long term Incentive Stock Option Plan is designed to provide an ownership opportunity to key management personnel. Stock ownership provides an ever important stockholder perspective necessary for successful management of the company. Awards are based on industry guidelines which relate base compensation to stock price. Grant calculations are tested for reasonableness against competitive industry data, keeping in mind cumulative ownership targets.

  Mercer reported that stock option grants to Executive Officers have generally been conservative over the last five years when compared to general industry and practices for major regional banking organizations. The most recent share allocations as a percentage of outstanding shares have been consistent with competitive practices in the banking industry.

  Peer group performance analysis is a continual process at United. Data provided by the Federal Reserve Bank Holding Company Performance Report is analyzed quarterly. Proxy data on an appropriate group of individual financial institutions is used to evaluate operating performance and profitability. United consistently performs well compared to peer.

  Base pay for Richard Adams, Chief Executive Officer was determined to be slightly below the median when compared to published compensation surveys from Cole (a division of Wyatt Data Services) and the Bank Administration Institute.

  Mr. Adams is awarded a pro-rata share of the established short term incentive pool based on his performance rating assigned by the Committee. The Mercer report concluded that total cash compensation for the position of CEO is appropriate in view of performance levels attained for companies of similar size.

  Stock option shares granted to Mr. Adams were determined to be competitive when compared by Mercer to the grant practices of a broad spectrum of banking organizations.

  Adams at age 47 has served the company for 25 years; 19 of those years he has been responsible for motivating and building the organization.

  United's stock price over the past 19 years of the current administration has moved from $3.00 per share to a high of $28.50 per share for an average annualized increase of 41%. The stock charts on the following pages show how United's stock price has performed over two different time periods compared to two index groups. The two year chart shows United with significant price growth which out performed both index groups.

  Dividends have increased from $.11 cents per share to $.95 cents per share or at a 40% average annualized rate. United's pay for performance compensation program emphasizing written performance objectives has been a major contributor to our ability to consistently enhance long-term shareholder value.

  No member of the Committee is a former or current officer or employee of United.

                             COMPENSATION COMMITTEE

Thomas J. Blair, III          Warren A. Thornhill, III               Harry L. Buch
Russell L. Isaacs             H. Smoot Fahlgren                      G. Ogden Nutting
Theodore J. Georgelas         William C. Pitt, III                   F. T. Graff, Jr.
Leonard A. Harvey

                           SUMMARY COMPENSATION TABLE

  The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and each of the Company's other four most highly compensated executive officers during the last three fiscal years.

                                                                           LONG-TERM
                                                     ANNUAL COMPENSATION  COMPENSATION
                                                     -------------------- ------------
                                                                             STOCK        ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR    SALARY     BONUS  OPTIONS (#)  COMPENSATION (3)
- ----------------------------------------------- ---- ---------- --------- ------------ ----------------
Richard M. Adams      Chairman of the Board     1993   $257,948   $80,000    10,000        $25,320(2)
                      & Chief Executive Officer 1992    243,340    80,000    17,500         22,319
                                                1991    229,287    75,000    21,750         19,861
I. N. Smith, Jr.      President                 1993    145,109    15,000     3,000          4,046(1)
                                                1992    145,109    15,000     5,000          4,045
                                                1991    144,053    15,000     5,800          3,387
Gary L. Ellis         Executive Vice President  1993    137,493    30,000     5,000          3,554(1)
                                                1992    129,711    30,000     8,000          3,112
                                                1991    122,644    25,000     8,700          2,246
Thomas A. McPhersonn  Executive Vice President  1993    120,000    15,000     3,500          3,368(1)
                                                1992    118,943    15,000     3,000          3,358
                                                1991    115,203    15,000     5,000          2,899
Steven E. Wilson      Executive Vice President  1993    113,540    25,000     4,000          2,783(1)
                      Chief Financial Officer   1992    107,113    25,000     6,500          2,560
                      & Treasurer               1991    100,000    20,000     7,250          1,829

- --------
(1) All reported amounts indicate annual amounts accrued under the Company's 401(K) Plan.

(2) Included are $5,682 representing the Company's matching contribution to the Company's 401(K) Plan and $19,638 accrued under a supplemental executive retirement plan.

(3) The aggregate value of all perquisites and other personal benefits did not exceed either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers, therefore, no disclosure has been made.

                           STOCK OPTION GRANTS TABLE

  The following table sets forth information concerning individual grants of options to purchase the Company's Common Stock made to the named executives in 1993.

                                   STOCK OPTION GRANTS IN LAST FISCAL YEAR
                     --------------------------------------------------------------------
                                                                             POTENTIAL
                                                                            REALIZABLE
                                                                             VALUE AT
                                                                          ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                               PRICE
                                                                           APPRECIATION
                                      INDIVIDUAL GRANTS                   FOR OPTION TERM
                     ---------------------------------------------------- ---------------
                                    % OF TOTAL
                                OPTIONS GRANTED TO EXERCISE OR
                      OPTIONS    ALL EMPLOYEES IN  BASE PRICE  EXPIRATION
NAME                 GRANTED(#)    FISCAL YEAR      ($/SHARE)     DATE    5% ($)  10% ($)
- -------------------  ---------- ------------------ ----------- ---------- ------- -------
Richard M. Adams     10,000(1)        11.66%          27.00    11/22/2003 169,800 430,310
I.N. Smith, Jr.       3,000(1)         3.50%          27.00    11/22/2003  50,940 129,093
Gary L. Ellis         5,000(1)         5.83%          27.00    11/22/2003  84,900 215,155
Thomas A. McPherson   3,500(1)         4.08%          27.00    11/22/2003  59,430 150,608
Steven E. Wilson      4,000(1)         4.66%          27.00    11/22/2003  67,920 172,124

- --------
(1) Granted from the 1991 incentive Stock Option Plan. The option exercise price is the market value of United's stock at the date the option was granted. All options granted under this plan are exercisable in accordance with a three year vesting schedule: 50% after the fist year: 75% after the second year and 100% after three years.

                STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table sets forth certain information regarding individual exercises of stock options during 1993 by each of the named executives.

                       AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END STOCK OPTION VALUE
                     -----------------------------------------------------------------------------------------
                                                  NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                              STOCK OPTIONS'S AT FY-END (#) MONEY STOCK OPTION'S AT FY-END ($)
                                              ----------------------------- ----------------------------------
                     SHARES ACQUIRED  VALUE           EXERCISABLE/                     EXERCISABLE/
       NAME          ON EXERCISE (#) REALIZED         UNEXERCISABLE                   UNEXERCISABLE
- -------------------  --------------- -------- ----------------------------- ----------------------------------
Richard M. Adams                                      53,000/18,750                  $643,563/$79,375
I.N. Smith, Jr.           2,000      $17,000           8,750/ 5,500                  $ 96,313/$22,250
Gary L. Ellis             2,700      $41,175          19,000/ 9,000                  $218,000/$35,000
Thomas A. McPherson                                    5,500/ 6,000                  $ 57,250/$22,250
Steven E. Wilson          4,750      $54,188          13,250/ 7,250                  $148,875/$28,625

OFFICER EMPLOYMENT CONTRACTS

  Richard M. Adams, Chairman and Chief Executive Officer of United and UNB entered into an employment contract with United effective April 11, 1986. This contract was amended in 1989, again in January and November 1991, in April 1992 and again in November 1993. This most recent amendment also served to initiate a new five year term. Under the contract Mr. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and UNB. The contract provides for a base compensation of $300,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased. If the contract is terminated by Mr. Adams for change in control, or for any reason other than mutual consent or criminal misconduct, Mr. Adams, or his family or estate, is entitled to his base salary for the remainder of the contract term.

  On July 27, 1990, United also entered into a Supplemental Retirement Plan with Mr. Adams. This plan provides for an annual supplemental retirement benefit upon his reaching age 65 or upon the later termination of his employment with United. The annual benefit will be equal to seventy percent of the average of Mr. Adams' three highest base salaries during his employment with United, reduced by benefits. The plan also provides for reduced benefits for early retirement after age 62 as well as payments to his spouse in the event of his death.

  United and UNB entered into an employment agreement with I. N. Smith, Jr., President of United and Vice-Chairman of UNB, on December 17, 1985. The term of the agreement extends until Mr. Smith reaches the age of 75. Until Mr. Smith becomes 65, he will be employed full-time by United as an executive officer and will receive an annual salary of no less than $115,000. Upon reaching the age of 65 and until he reaches the age of 75, Mr. Smith shall render such consulting and advisory services as United may request, and shall receive for such services an annual fee of $36,000 from age 65 until he reaches age 70, and $30,000 thereafter. The agreement also contains provisions which address the issues of disability, early retirement and the death of Mr. Smith. All of these events carry reduced payment provisions. In addition, until Mr. Smith reaches age 65, he has agreed to serve as a director of United and UNB, and United has agreed to use its best efforts to nominate and elect him.

  Ohio Valley National Bank, (now a part of UNB as a result of its merger with United) entered into a Salary Contribution Agreement with Douglass H. Adams, Executive Vice President of United, on June 13, 1985. This agreement provides at age 65 for an annual supplemental retirement equal to $30,000 for life or fifteen years certain. This future liability is being funded with life insurance. Provision is made for an early retirement benefit beginning at age 60 at a reduced percentage of the normal benefit. The agreement also provides for payment to beneficiaries in the event of his death.

CHANGE OF CONTROL AGREEMENTS

  In March of 1994, United entered into agreements with Gary L. Ellis, Steven
E. Wilson, Thomas A. McPherson, James B. Hayhurst, Jr. and Joe L. Wilson to encourage those executive officers to maintain employment with United because of the possibility that United might be acquired by another entity. The Board of Directors determined that such an arrangement was appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia and the volatile banking market anticipated in West Virginia with the advent of interstate banking. The agreements were not undertaken in the belief that a change of control of United was imminent.

  Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if the officer voluntarily terminates employment because of a decrease in the total amount of the officer's base salary below the level in effect on the date of consummation of the change of control, without the officer's consent; a material reduction in the importance of the officer's job responsibilities without the officer's consent; geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer's location at the time of a change of control; failure by United to obtain assumption of the contract by its successor or any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

  Under the agreements, a change of control is deemed to occur in the event of a change of ownership of United which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")) of direct or indirect "beneficial ownership" (as defined by Rule 13d-3 under the Exchange
Act) of twenty-five percent (25%) or more of the combined voting power of United's then outstanding securities, or the failure during any period of two
(2) consecutive years of
individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

  Under the agreements, severance benefits include: (a) cash payment equal to the officers monthly base salary in effect on either (i) the date of termination; (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under United's Incentive Plan; (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of thirty-six (36) months following the date of termination.

  The agreements do not effect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

SUCCESSION MANAGEMENT STOCK BONUS PLAN

  In April 1989, the Executive Committee, which at that time also served as the Compensation Committee, approved a management stock bonus plan. The purpose of the plan was to retain certain key "junior" officers. The plan was intended to encourage these individuals to stay with the company and to continue to develop their potential for future management roles. The plan provided for grants of the right to receive up to 500 shares per year, for five years, per officer. All granted stock was distributed to the grantees at the beginning of 1994. The shares granted were held in trust and the recipients had no ownership rights until the shares were distributed. In certain limited circumstances distribution could have been earlier, such as, in the case of disability or death. Shares had been purchased by United and were held in a trust account for this plan. None of the individuals included in this plan are executive officers of United. No grants have been made since 1990.

INCENTIVE STOCK OPTION PLAN

  In February, 1988, the Board adopted an incentive stock option ("ISO") plan which was approved by United's shareholders at the 1988 annual meeting. The ISO plan was conceived by United's Board in order to retain and motivate key management executives of United. The class of eligible employees is executive officers of United and its subsidiaries owning less than 10% of United's issued and outstanding stock. The Executive Committee of United, in its sole discretion, awarded stock options to eligible employees, determined the conditions for exercise, and administered the ISO plan generally. One hundred thousand (100,000) shares were allocated to the plan, with options for no more than 20,000 shares to be awarded each year. The option exercise price was the fair market value of United's stock at the time the option was granted. The last grants under this plan were awarded in 1992. All options granted are vested. Messrs. Smith, S. Wilson and Ellis have exercised options.

  In April, 1991, the Board adopted an incentive stock option plan ("1991 Plan") which was approved by United's shareholders at the 1991 annual meeting. The 1991 Plan is intended to attract and retain qualified and motivated management. The class of eligible employees is officers of United and its subsidiaries owning less than 10% of United's issued and outstanding stock. The Executive Committee of United, in its sole discretion, will award stock options to eligible employees and will administer the 1991 Plan generally. Five hundred thousand (500,000) shares were allocated to the plan, with options for no more than 100,000 shares to be awarded each year. The option exercise price will be the fair market value of United's stock at the time the option is granted.

  In 1993, 85,750 shares were granted as follows: Richard M. Adams--10,000 shares; I. N. Smith, Jr.--3,000 shares; Gary L. Ellis--5,000 shares; Joe L. Wilson--3,000 shares; Steven E. Wilson--4,000 shares; James B. Hayhurst--3,250 shares; Joseph Wm. Sowards--2,000 shares; Douglass H. Adams--2,000 shares; Thomas A. McPherson--3,500 shares and David Addison--2,000 shares. Forty-one non-executive officers received a total of 48,000 shares. These shares were granted at the then current market price of $27.00. The options granted become exercisable in accordance with a three year vesting schedule: 50% year one; 75% year two and 100% year three. Mr. Addison and two nonexecutive officers have exercised options.

EMPLOYEE BENEFIT PLANS

  No directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

  United's subsidiaries provide, on a substantially non-contributory basis for all full-time employees, life, disability, hospital and dental insurance. Life insurance with value of 250% of base salary is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all salaried employees of United and its subsidiaries.

  Each employee of United, or its participating subsidiaries, who completes one year of eligible service and is 21 years of age is eligible to participate in the Pension Plan. The plan is noncontributory on the part of the employee. Vesting is attained with five years of participation.

  Normal retirement benefits under the United Plan are equal to:

                      1.25% of Average Final Compensation*

                                      plus

     0.5% of Average Final Compensation in excess of Covered Compensation**

                multiplied by years of service not to exceed 25

  *Average Final Compensation = The average of the highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination.

  **Covered Compensation = The average of the last 35 years of the social security wage base prior to social security retirement age.

  Each employee of United, who completes one year of eligible service, is eligible to participate in the United Savings and Stock Investment Plan, a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 10% of pre-tax earnings to his/her account which may be invested in any of four investment options chosen by the employee. United matches 100% of the first 2% of salary deferred and 25% of the second 2% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

  United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United's common stock. Purchases made by employees under this plan are coordinated by the Trust Department of UNB, and involve stock purchased at market price for this purpose.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  F.T. Graff, Jr., a member of the Board of Directors of United and the Board's Compensation Committee, is a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia. Bowles

Rice McDavid Graff & Love rendered legal services to United and UNB during 1993 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love represent less than 5% of that firm's revenues for 1993.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  United's subsidiaries have had, and expect to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions were in the ordinary course of business and with respect to loans were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions. United's subsidiary banks are subject to federal statutes and regulations governing loans to officers and directors and extend loans in compliance with such laws and only with the approval of the Board of Directors.

  The building utilized by UNB to house its Rosemar Circle Branch in North Parkersburg, West Virginia, is owned by Richard M. Adams, Chairman and Chief Executive Officer of United and UNB, his brother, Douglass H. Adams, Executive Vice President of United and their step-mother, Dorothy D. Adams. The Adams' lease the land from UNB at a nominal annual rental and lease the branch facility they constructed to UNB. The leases were entered into prior to UNB's ownership of the branch facility and were assumed by UNB upon its acquisition of the previous lessee, United Bank. Management believes the lease terms are comparable with lease terms for similar property in the market area.

  H. Smoot Fahlgren, a member of the Board of Directors of United, is President of Fahlgren, Inc., an advertising agency with its headquarters in Parkersburg, West Virginia. The agency has provided the advertising for United since 1978. During 1993, payment for the advertising by United to Fahlgren, Inc. was less than 5% of that firm's revenues during the year 1993.

  F.T. Graff, Jr., a member of the Board of Directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia. Bowles Rice McDavid Graff & Love rendered legal services to United and UNB during 1993 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love represent less than 5% of that firm's revenues for 1993.

  UNB leases its Wheeling branch premises from The Ogden Newspapers, Inc. pursuant to a written lease agreement dated August 1, 1979 (the "Lease"). The Ogden Newspapers, Inc. is a shareholder of United, and the voting and investment authority for its shares are beneficially owned by its President, G. Ogden Nutting who is a director of United. Management believes the Lease is on terms comparable to market terms for similar rental space in Wheeling, West Virginia. The Lease provides for five (5) successive options to renew and extend the terms of the Lease for five (5) years each. United exercised its option to renew the Lease for five (5) years in 1989. In addition, during the year 1993 subsidiaries of United advertised, at market rates, in newspapers published by The Ogden Newspaper, Inc. The fees paid in such advertising and the rent paid to The Ogden Newspapers, Inc. represent less than 5% of that firm's revenue for the year 1993.

                               PERFORMANCE GRAPHS

  The following graphs compare (i) United's cumulative total shareholder return on its common stock for the period beginning January 1992 and ending March 15, 1994, with the cumulative return of the Standard and Poor's Midcap 400 Index and with the NASDAQ OTC Index Banks; and (ii) United's cumulative total shareholder return on its common stock for the five year period ending December 31, 1993, with the cumulative total return of the Standard and Poor's Midcap 400 Index and with the NASDAQ OTC Index Banks. There is no assurance that United's common stock performance will continue in the future with the same or similar trends as depicted in the graphs. The graphs shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent United specifically incorporates these graphs by reference, and shall not otherwise be filed under such Acts.



                             [GRAPH APPEARS HERE]
                   COMPARISON OF TWO YEAR CUMULATIVE RETURN
                AMONG UBS, S&P MID-CAP INDEX AND OTC BANK INDEX

                                                                 NASDAQ
Measurement period           UBS          S&P Midcap            OTC Bank
(Fiscal year Covered)                        Index                Index


Measurement PT-
12/31/91                   $100             $100                 $100

FQE 3/31/92                $113.62          $103.25              $113.07
FQE 6/30/92                $123.21          $ 99.81              $125.63
FQE 9/30/92                $143.16          $ 98.53              $130.18
FQE 12/31/92               $147.52          $108.52              $151.75
FQE 3/31/93                $158.11          $110.79              $173.72
FQE 6/30/93                $154.84          $114.61              $173.40
FQE 9/30/93                $179.06          $119.05              $193.85
FQE 12/31/93               $186.08          $122.37              $194.98
FQE 3/15/94                $189.65          $123.89              $196.67




                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
            AMONG UBS, S&P MID-CAP INDEX AND NASDAQ OTC BANK INDEX

<CAPTAIN>

                                                                 NASDAQ
Measurement period           UBS          S&P Midcap               OTC
(Fiscal year Covered)                        Index                Index


Measurement PT-
12/31/91                   $100             $100                 $100

FYE 12/31/89               $ 92.98          $131.41              $ 89.83
FYE 12/31/90               $ 78.76          $120.80              $ 58.56
FYE 12/31/91               $104.42          $177.08              $ 80.53
FYE 12/31/92               $150.88          $193.96              $122.43
FYE 12/31/93               $196.40          $216.69              $158.38


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  Ernst & Young, Charleston, West Virginia, served as the independent certified public accountants for United and its subsidiaries during 1993. The independent auditors for 1994 have not yet been selected. A member of the firm will be available to respond to shareholder inquiries at the annual meeting.

                 SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Presently, the next annual meeting of United shareholders is scheduled for May 15, 1995. Any shareholder proposals to be presented at that 1995 Annual Meeting must be received at the principal office of United no later than December 7, 1994. If the scheduled date for the 1995 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.

                                              By Order of the Board of
                                              Directors

                                              RICHARD M. ADAMS CHAIRMAN OF THE
                                              BOARD AND CHIEF EXECUTIVE
                                              OFFICER

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

        SELECTED FINANCIAL DATA (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                            FIVE YEAR SUMMARY
                          ----------------------------------------------------------
                             1993        1992        1991        1990        1989
                          ----------  ----------  ----------  ----------  ----------
Total interest income...  $  116,505  $  113,502  $  126,863  $  135,712  $  131,055
Total interest expense..      45,009      49,897      64,851      75,926      74,236
Net interest income.....      71,496      63,605      62,012      59,786      56,819
Provision for possible
 loan losses............       4,332       4,242       7,635       7,441       4,178
Other income............      12,673      11,123      10,051       9,532       8,477
Other expenses..........      49,690      46,991      45,102      44,999      43,151
Income taxes............       9,770       7,136       5,555       4,643       4,577
Income before cumulative
 effect of accounting
 change.................      20,377      16,359      13,771      12,235      13,390
Net income..............      21,706      16,359      13,771      12,235      13,390
Cash dividends (1)......      10,918       7,914       7,077       6,244       4,953
Per common share:
 Income before
  cumulative effect
  of accounting
  change................        1.71        1.52        1.31        1.18        1.31
 Net income.............        1.82        1.52        1.31        1.18        1.31
 Cash dividends (1).....        0.95        0.85        0.81        0.75        0.64
 Book value per share...       14.34       13.44       12.66       12.03       11.51
Return on average
 shareholders' equity...       13.00%      11.60%      10.73%       9.96%      11.80%
Return on average
 assets.................        1.27%       1.09%       0.97%       0.85%       0.99%
Average assets..........   1,706,639   1,496,148   1,417,506   1,434,057   1,356,398
Investment securities...     430,427     390,017     311,298     334,253     340,089
Net loans...............   1,161,772   1,097,785     940,413     937,491     870,772
Total assets............   1,720,184   1,688,903   1,425,006   1,443,024   1,382,236
Total deposits..........   1,430,529   1,411,892   1,212,619   1,220,482   1,180,341
Long-term borrowings....      32,203      28,067       2,025       2,295
Total borrowings and
 other liabilities......     118,683     116,791      80,006      96,411      83,841
Shareholders' equity....     170,972     160,220     132,381     126,131     118,055

- --------

(1) Cash dividends are the amounts declared by United and do not include cash dividends of acquired subsidiaries prior to the dates of consummation.

NOTE: As more fully discussed in Note B to the consolidated financial statements, United acquired CB&T Westover Bank and the Star City Branch of Community Bank & Trust, N.A. in September of 1993. Because this was a purchase business combination, the financial information above includes Westover and Star City only from the date of acquisition forward.

NOTE: As discussed in Note J to the consolidated financial statements, in 1993
      United prospectively adopted the provisions of SFAS No. 109, Accounting for Income Taxes.

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

  The following discussion and analysis presents the significant changes in financial condition and the results of operations of United and its subsidiaries for the periods indicated below. This discussion and analysis should be read in conjunction with the audited financial statements and accompanying notes thereto, which are included elsewhere in this document. All references to United in this discussion and analysis are considered to refer to United and its wholly-owned subsidiaries, unless otherwise indicated.

MERGER HIGHLIGHTS AND SUMMARY

  On September 10, 1993, United acquired 100% of the common stock of Westover Bank ("Westover") and certain assets and liabilities of the Star City Branch ("Star City") which was formerly owned and operated by another bank, both of which are located in the Morgantown, West Virginia area. As a result of these purchase acquisitions consummated during 1993 and internal growth, United reached total assets of $1,720,184,000 at December 31, 1993.

  The September 1, 1993 acquisition of Financial Future Corporation ("FFC") was accounted for under the pooling of interests method of accounting. Accordingly, United's Consolidated Financial Statements and related Notes, as well as information presented herein, have been restated to include FFC as though it were acquired at the beginning of the earliest period presented.

  Because the acquisition of Westover and Star City was accounted for using the purchase method of accounting, the results of operations of Westover and Star City are included in United's Consolidated Financial Statements only from the date of acquisition forward. Refer to Note B to the Consolidated Financial Statements for additional discussion of mergers and acquisitions.

1993 COMPARED TO 1992

EARNINGS SUMMARY

  For the year ended December 31, 1993, net income increased 32.7% to a record $21,706,000. Net income per share of $1.82 for the year was up 19.7% from $1.52 in 1992. United's return on average assets of 1.27% makes United one of the nation's most profitable regional banking companies. Dividends per share increased 11.8% from $.85 in 1992 to a record level of $.95 per share in 1993. This was the twentieth consecutive year of dividend increases to shareholders. Core earnings, or earnings before taxes, security transactions, cumulative effect of change in accounting principle and the provision for possible loan losses were strong and increased 24.4% for 1993 compared to 1992. These strong core earnings are indicative of the 12.4% increase in net interest income driven by a significant increase in average net earning assets. Noninterest expenses were flat in 1993 as compared to 1992 as management was effective in controlling expenses. Income taxes increased by 36.9% from 1992, principally because of increased pretax income, decreases in income from investment securities exempt from federal taxes and higher statutory federal tax rates. During 1993 the market price for United stock increased from $20.00 to $26.25 or 31%. United has a strong capital position and is well positioned for future growth opportunities.

  Earnings for 1993 include certain nonrecurring income and expense items. The nonrecurring income item, which is reported as a cumulative effect of change in accounting of $1,329,000, is the result of United's adoption of SFAS No. 109, "Accounting for Income Taxes," during the first quarter of 1993. For further details, see Note J to the Consolidated Financial Statements. The nonrecurring expense items were primarily the result of management's conservative review of certain credits which resulted in additional provisions being made to the reserve for other real estate owned and the allowance for loan losses. Additional nonrecurring expenses resulted from the mergers consummated by United.

  The following discussion explains in more detail the results of operations and changes in financial condition by major category.

NET INTEREST INCOME

  Net interest income represents the primary component of United's earnings. It is the difference between interest and fee income related to earning assets and interest expense incurred to fund these earning assets. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as by changes in market interest rates. Such changes, and their impact on net interest income in 1993, are explained below.

  For the years ended December 31, 1993 and 1992, net interest income approximated $71,496,000 and $63,605,000, respectively. On a tax-equivalent basis the net interest margin was strong at 4.70% in 1993 and 4.78% in 1992. Higher average loan volumes of $143 million contributed to the increase in net interest income. United also experienced significant decreases in its overall cost of funds. At 4.70%, United's net interest margin remains well above peer group averages.

  Total interest income of $116,505,000 increased 2.6% in 1993 over 1992 as a result of higher volumes of interest-earning assets. Comparing year-end 1993 to year-end 1992, moderate decreases in commercial and consumer loans of 6.5% and 5.7%, respectively, which resulted from lower commercial and consumer demand, were offset by significant mortgage loan growth of 15.3%.

  Total interest expense decreased 9.8% in 1993. This decrease can be attributed primarily to lower rates paid on interest-bearing funds. United's average interest-bearing deposits increased 12.46% in 1993, while its average long-term borrowings increased 160.88% as United made greater use of these funds in order to meet the demand for mortgage loan products while matching maturities. The average cost of funds reflected the general downward trend in market interest rates in 1993, falling from 4.27% in 1992 to 3.44% in 1993.

PROVISION FOR POSSIBLE LOAN LOSSES

  In order to maintain a balance in the allowance for possible loan losses which is sufficient to absorb potential loan losses, a charge to expense is made. This charge is known as the provision for possible loan losses. For the years ended December 31, 1993 and 1992 the provision for possible loan losses was $4,332,000 and $4,242,000, respectively. Management believes that the allowance for loan losses of $19,015,000 as of December 31, 1993, is adequate to provide for potential losses on existing loans based on information currently available. The provision for loan losses charged to operations is based on management's evaluation of individual credits, the past loan loss experience, and other factors which, in management's judgment, deserve recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions. United evaluates the adequacy of the allowance for possible loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio. See Note E to the Consolidated Financial Statements for a discussion of concentrations of credit risk.

  Total net charge-offs were $1,773,000 in 1993 and $5,144,000 in 1992, which represents .16% and .52% of average loans for the respective years. United's ratio of net charge-offs to average loans compares very favorably with its peers.

  Management is not aware of any potential problem loans, trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources which have not been disclosed. Additionally, management has disclosed all known material credits which cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayments. Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on liquidity, capital resources or operations.

  Nonperforming loans were $13,517,000 at December 31, 1993 and $15,955,000 at December 31, 1992, a decrease of 15.3%. The components of nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis and troubled debt restructurings.

  At year-end 1993 and 1992 the allowance for possible loan losses was 1.61% and 1.43% of total loans, net of unearned income, respectively. As of December 31, 1993, the ratio of the allowance for loan losses to nonperforming loans was 140.7% as compared to 100.0% as of December 31, 1992.

OTHER INCOME

  Other income consists of all revenues which are not included in interest and fee income related to earning assets. In 1993, other income increased by $1,550,000 or 13.94%. United's emphasis on improving noninterest income is showing positive results. The overall increase in noninterest income is primarily attributed to the October 20, 1992, acquisition of UNB-South and increased activity in customer accounts for which a fee is charged.

  Trust income increased $124,000 or 4.93% in 1993. This was due to repricing of services and an increased volume of trust business.

  Service charges, commissions and fees increased by $1,430,000 or 19.32% in 1993. This income consists of charges and fees related to various banking services provided by United and was primarily due to a restructuring of fees and the acquisition of UNB-South.

  Securities transactions resulted in a net gain of $479,000 in 1993 and a net gain of $403,000 in 1992. As evidenced by the Statement of Cash Flows, the volume of securities sold increased significantly in 1993. The primary reason for this increased sales activity was a one-time restructuring of the portfolio of an acquired subsidiary. Included in the 1993 gains are debt securities gains of approximately $332,000 which were realized primarily on sales of mortgage-backed security obligations which were experiencing accelerated prepayments. On January 1, 1994, United will adopt Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115) which is effective for fiscal years beginning after December 15, 1993. At December 31, 1993, management had not designated any securities as available-for-sale. However, a one-time significant reclassification is expected coincident with the adoption of SFAS No. 115 in 1994. For further details, see Note D to the Consolidated Financial Statements.

OTHER EXPENSE

  Other expense includes all items of expense other than interest expense, the provision for possible loan losses, and income taxes. In total, other expenses were flat in 1993, and management was successful in controlling costs. The income statement reflects a 5.7% increase in 1993 as compared to 1992. The increase was due to certain nonrecurring costs and certain other costs in connection with the mergers of FFC, Westover and Star City into United during 1993. The October 20, 1992 acquisition of UNB-South also increased reported expenses for 1993.

  Salaries and employee benefits expense increased 6.26% in 1993 due to the acquisitions of UNB-South, Westover and Star City. As of December 31, 1993 and 1992, United employed 889 and 879 full-time equivalent employees, respectively.

  Other expense increased 5.63% in 1993 compared to 1992. This increase was mainly due to the acquisition of UNB-South, nonrecurring merger expenses and provisions for estimated losses on other real estate owned.

  United and its affiliates provide certain health care and life insurance benefits to existing retirees. The cost of these retiree benefits is recognized when paid and the resulting expense is not materially different from the expenses which would have resulted under the provisions of SFAS No. 106. United does not anticipate providing postretirement benefits to its currently active employees after retirement except on a fully contributory basis.

INCOME TAXES

  For the year ended December 31, 1993, income taxes approximated $9,770,000 compared to $7,136,000 for 1992. This increase is principally the result of lower levels of tax-exempt income and higher levels of pretax income, combined with higher statutory federal tax rates in 1993. United's effective tax rates in these two years were 32.4% and 30.4%, respectively.

  Effective January 1, 1993, United prospectively adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and was measured at the tax rate in effect in the year the differences originated.

  As permitted by Statement 109, United has elected not to restate the financial statements of any prior years. The effect of the change on pretax income for the year ended December 31, 1993 was not material; however, the cumulative effect of the change increased net income by $1,329,000 or $0.11 per share.

  At December 31, 1993, gross deferred tax assets totaled approximately $10.4 million. The allowance for loan losses and various accrued liabilities represent the most significant temporary differences. Based on management's evaluation at December 31, 1993, no valuation allowance has been allocated to deferred tax assets. Management's quarterly evaluation considers the expected reversal period of the assets and existing deferred tax liabilities as well as taxes paid by United in the carryback years. Management's analysis indicates that realization of certain assets may be dependent on future events. After considering historical amounts of financial reporting and taxable income, the period over which future taxable income is expected to be necessary and budgeted future operating results, management has concluded that it is more likely than not that the deferred tax assets at December 31, 1993 will be realized. Currently, management does not expect that the implementation of tax planning strategies will be necessary to ensure realization.

FOURTH QUARTER RESULTS

  Net income for the fourth quarter of 1993 was $5,130,000, an increase of 27.11% from the $4,036,000 earned in the fourth quarter of 1992. On a per share basis, fourth quarter earnings were $.43 per share in 1993 and $.34 per share in 1992. Net income was higher in 1993 than in 1992 because of the factors previously discussed herein relative to annual results and the purchase acquisition of Westover and Star City in September 1993.

  Additional quarterly financial data may be found in Note P, Notes to Consolidated Financial Statements.

THE EFFECT OF INFLATION

  United's income statements generally reflect the effects of inflation. Since interest rates, loan demand, and deposit levels are related to inflation, the resulting changes in the interest-sensitive assets and liabilities are included in net interest income. Similarly, operating expenses such as salaries, rents, and maintenance include changing prices resulting from inflation. One item which would not reflect inflationary changes is depreciation expense. Subsequent to the acquisition of depreciable assets, inflation causes price levels to rise; therefore, historically presented dollar values do not reflect this inflationary condition. With inflation levels at relatively low levels and with interest rate forecasts indicating these low levels may continue, management expects the impact of inflation would be minimal in the near future.

INTEREST RATE SENSITIVITY

  Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time frame. The principal function of asset and liability management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. This relationship has become very important, given the volatility in interest rates over the last several years, due to the potential impact on earnings. United closely monitors the sensitivity of its assets and liabilities on an on-going basis and projects the effect of various interest rate changes on its net interest margin.

  The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "gap".

  A primary objective of Asset/Liability Management is controlling interest rate risk. At United, interest rate risk is managed to minimize the impact of fluctuating interest rates on earnings. As shown in the interest rate sensitivity gap table on page 21 of this report, United was liability sensitive (excess of liabilities over assets) in the one year horizon. United, however, has not experienced the kind of earnings volatility indicated from the cumulative gap. This is because a significant portion of United's retail deposit base does not reprice on a contractual basis. Management has estimated, based upon historical analyses, that savings deposits are less sensitive to interest rate changes than are other forms of deposits. The GAP table presented herein has been adapted to show the estimated differences in interest rate sensitivity which result when the retail deposit base is assumed to reprice in a manner consistent with historical trends. (See Management Adjustments in the GAP table). Using these estimates, United was asset sensitive in the one year horizon in the amount of $179,090,000 or a 11.17% ratio of the cumulative gap to related earning assets. The primary method of measuring the sensitivity of earnings to changing market interest rates is to simulate expected cash flows using varying assumed interest rates while also adjusting the timing and magnitude of non-contractual deposit repricing to more accurately reflect anticipated pricing behavior. These simulations include adjustments for the lag in prime loan repricing and the spread and volume elasticity of interest-bearing deposit accounts, regular savings and money market deposit accounts. To aid in interest rate management, United's lead bank, UNB, is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). The use of FHLB advances provides United with a low cost means to match maturities of earning assets and interest-bearing funds to achieve a desired interest rate spread over the life of the earning assets.

LIQUIDITY AND CAPITAL RESOURCES

  In the opinion of management, United maintains liquidity which is sufficient to satisfy its depositors' requirements and the credit needs of its customers. Like all banks, United depends upon its ability to renew maturing deposits and other liabilities on a daily basis and to acquire new funds in a variety of markets. A significant source of funds available to United are "core deposits". Core deposits include certain demand deposits, statement and special savings and NOW accounts. These deposits are relatively stable and they are the lowest cost source of funds available to United. Short-term borrowings have also been a significant source of funds. These include federal funds purchased and securities sold under agreements to repurchase. Repurchase agreements represent funds which are obtained as the result of a competitive bidding process.

  The following table shows the interest rate sensitivity gap as of December 31, 1993:

INTEREST RATE SENSITIVITY GAP

                                                     DECEMBER 31, 1993
                          -----------------------------------------------------------------------------
                                       DAYS                  TOTAL        1-5      OVER 5
                            0-90      91-180     181-365    ONE YEAR     YEARS      YEARS      TOTAL
                          ---------  ---------  ---------  ----------  ---------  ---------  ----------
                                                      (IN THOUSANDS)
ASSETS
Interest-Earning Assets:
  Federal funds sold and
     securities
     purchased under
     agreements to
     resell and other
     short-term
     investments........  $     100                        $      100                        $      100
  Investment and
     Marketable Equity
     Securities:
     Taxable............     64,573  $  30,302  $  51,343     146,218  $ 190,354  $  38,548     375,120
     Tax-exempt.........      3,514      2,083      4,469      10,066     27,987     17,155      55,208
  Loans, net of unearned
     income.............    493,448     82,423    132,494     708,365    362,188    101,680   1,172,233
                          ---------  ---------  ---------  ----------  ---------  ---------  ----------
Total Interest-Earning
 Assets.................  $ 561,635  $ 144,808  $ 188,306  $  864,749  $ 580,529  $ 157,383  $1,602,661
                          =========  =========  =========  ==========  =========  =========  ==========
LIABILITIES
Interest-Bearing Funds:
  Savings and NOW
     accounts...........  $ 670,000                        $  670,000                        $  670,000
  Time deposits of
     $100,000 & over....     31,493  $  19,795  $  17,062      68,350  $   4,610                 72,960
  Other time deposits...    142,942    112,131     95,957     351,030    106,805  $     603     458,438
  Federal funds
     purchased,
     repurchase
     agreements and
     other short-term
     borrowings.........     72,610                            72,610                            72,610
  FHLB advances.........     11,900         80      5,152      17,132     15,071                 32,203
                          ---------  ---------  ---------  ----------  ---------  ---------  ----------
Total Interest-Bearing
 Funds..................  $ 928,945  $ 132,006  $ 118,171  $1,179,122  $ 126,486  $     603  $1,306,211
                          =========  =========  =========  ==========  =========  =========  ==========
Interest Sensitivity
 Gap....................  $(367,310) $ (17,198) $  70,135  $ (314,373) $ 454,043  $ 156,780  $  296,450
                          =========  =========  =========  ==========  =========  =========  ==========
Cumulative Gap..........  $(367,310) $(384,508) $(314,373) $ (314,373) $ 139,670  $ 296,450  $  296,450
                          =========  =========  =========  ==========  =========  =========  ==========
Cumulative Gap as a
 Percentage of Total
 Earning Assets.........     -22.92%    -23.99%    -19.62%     -19.62%      8.71%     18.50%      18.50%
Management Adjustments..    616,828    (41,121)   (82,244)    493,463   (493,463)                     0
Cumulative Management
 Adjusted Gap...........    249,518    191,199    179,090     179,090    139,670    296,450     296,450
Cumulative Management
 Adjusted Gap as a
 Percentage of Total
 Earning Assets.........      15.57%     11.93%     11.17%      11.17%      8.71%     18.50%      18.50%

  Liquid assets are cash and those items readily convertible to cash. All banks must maintain sufficient balances of cash and near-cash items to meet the day-to-day demands of customers. Other than cash and due from banks, the securities portfolio and maturing loans are the primary sources of liquidity.

  The goal of liquidity management is to ensure the ability to access funding which enables United to efficiently satisfy the cash flow requirements of depositors and borrowers and meet United's cash needs. Liquidity is managed by monitoring funds availability from a number of primary sources. Substantial funding is available from cash and cash equivalents, unused short-term borrowings and a geographically dispersed network of subsidiary banks providing access to a diversified and substantial retail deposit market.

  Short-term needs can be met through a wide array of sources such as correspondent and downstream correspondent federal funds and utilization of Federal Home Loan Bank advances.

  Other sources of liquidity available to United to provide long-term as well as short-term funding alternatives, in addition to FHLB advances, are long-term certificates of deposit, lines of credit, and borrowings secured by bank premises or stock of United's subsidiaries. United has no intention at this time to utilize any long-term funding sources other than FHLB advances and long-term certificate of deposits.

  Cash flows from operations in 1993 of $30,657,000 were 21.8% higher than the $25,180,000 in 1992 as a result of a $5.3 million increase in net income. In 1993, investing activities resulted in a use of cash of $50,647,000 as compared to 1992 in which investing activities resulted in a use of cash of $39,135,000. The primary reason for the increase in the use of cash for investing activities is a $18.4 million change in net cash received(paid) in acquisitions. Financing activities resulted in a use of cash in 1993 of $48,633,000 due to a $23,931,000 decrease in net borrowings from the FHLB of Pittsburgh and a decrease in deposits of $40,872,000. For more information see the Consolidated Statement of Cash Flows.

  United anticipates no problems in its ability to service its obligations over the next 12 months and has no material commitments for capital expenditures. There are no known trends, demands, commitments, or events that will result in or that are reasonably likely to result in United's liquidity increasing or decreasing in any material way. United also has significant lines of credit available to it. See Note I, Notes to Consolidated Financial Statements.

  The asset and liability committee monitors liquidity to ascertain that a strong liquidity position is maintained. In addition, variable rate loans are a priority. These policies should help to protect net interest income against fluctuations in interest rates.

  United also seeks to maintain a proper relationship between capital and total assets in order to support growth and sustain earnings. United's average equity to average asset ratio was 9.78% in 1993 and 9.43% in 1992. United's risk-based capital ratio was 15.28% in 1993 and 14.06% in 1992 which are both significantly higher than the minimum regulatory requirements. United's Tier 1 capital and leverage ratios of 14.03% and 9.28%, respectively, at December 31, 1993, are also strong relative to its peers and are well above regulatory minimums.

COMMITMENTS

  The following table indicates the outstanding loan commitments of United in the categories stated:

                                                   DECEMBER 31
                                                       1993
                                                   ------------
        Lines of credit authorized, but unused.... $216,789,000
        Letters of Credit.........................   21,030,000
                                                   ------------
                                                   $237,819,000
                                                   ============

  Past experience has shown that, of the foregoing commitments, approximately 12-15% would reasonably be expected to be funded within a one year period. For more information, see Note L to the Consolidated Financial Statements.

1992 COMPARED TO 1991

EARNINGS SUMMARY

  For the year ended December 31, 1992, net income increased 18.8% to $16,359,000. Net income per share of $1.52 for the year was up 15.9% from 1991 levels. United's return on average assets was 1.09%. Dividends declared per share increased 4.94% from $.81 in 1991 to $.85 per share in 1992. Earnings before taxes, security transactions and the provision for possible loan losses were strong and increased 3.09% for 1992 compared to 1991. This reflected a 2.57% improvement in net interest income driven by significant loan growth and downward movements in market interest rates. Noninterest expenses increased by 4.19% in 1992. Management was effective in its ability to control expenses. This was true even with UNB-South's expenses being included in the 1992 operating results from the effective date of acquisition forward but not in the corresponding periods of 1991 and an increase in the FDIC insurance premium of approximately $900,000. Income taxes increased by 28.5% from their 1991 level due primarily to increased pretax income.

  The following discussion explains in more detail the results of operations and changes in financial condition by major category.

NET INTEREST INCOME

  Net interest income represents the primary component of United's earnings. It is the difference between interest and fee income related to earning assets and interest expense incurred to carry interest-bearing liabilities. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as by changes in market interest rates. Such changes, and their impact on net interest income in 1992, are explained below.

  For the years ended December 31, 1992 and 1991, net interest income approximated $63,605,000 and $62,012,000, respectively. On a tax-equivalent basis the net interest margin was 4.78% in 1992 and 4.98% in 1991. Higher average loan volumes of $41.2 million and higher average investment security volumes of $2.9 million contributed to the increase in net interest income. United's unadjusted liability-sensitive gap position resulted in significant decreases in the overall cost of funds. At 4.78% United's net interest margin remained well above peer group averages.

  Total interest income of $113,500,000 was down 10.53% in 1992 as a result of the rapid decline in interest rates. Higher volumes were achieved in commercial, installment and mortgage lending, as they increased 13.61%, 22.56% and 7.94%, respectively, from year-end 1991 to year-end 1992.

  Total interest expense was down 23.06% in 1992. This decrease can be attributed primarily to lower rates paid on interest-bearing funds. United's interest-bearing deposits rose an average of 1.52% in 1992, while its short-term borrowings increased an average of 27.10%. The average cost of funds reflected the general downward trend in interest rates, falling from 6.72% to 5.80%.

PROVISION FOR POSSIBLE LOAN LOSSES

  For the years ended December 31, 1992 and 1991 the provision for possible loan losses was $4,242,000 and $7,635,000, respectively. Management believed that the allowance for loan losses as of December 31, 1992, was adequate to provide for potential losses on loans based on information available. United evaluated the adequacy of the allowance for possible loan losses on a quarterly basis and its loan administration policies were focused upon the risk characteristics of the loan portfolio.

  Total net charge-offs were $5,144,000 and $5,752,000 in 1992 and 1991, respectively, which represents .52% of average loans in 1992 and .61% in 1991. United's ratio of net charge-offs to average loans compared very favorably with its peers.

  Nonperforming loans were $15,955,000 at December 31, 1992 and $17,172,000 at December 31, 1991. The components of nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis, and troubled debt restructurings.

  At year-end 1992 and 1991 the allowance for possible loan losses was 1.43% and 1.50% of total loans, net of unearned income, respectively. As of December 31, 1992, the ratio of the allowance for loan losses to nonperforming loans was 100.0% as compared to 81.9% as of December 31, 1991.

OTHER INCOME

  Other income consists of all revenues which are not included in interest and fee income related to earning assets. In 1992 other income increased by 10.67%.

  Trust income increased 18.30% in 1992. This was due to a significant repricing of services and a greater volume of trust business.

  Other charges, commissions and fees increased by 2.95% in 1992 over 1991. This income consisted of charges and fees related to various banking services provided by United and was primarily due to increased activity in those accounts for which a fee is charged.

  Securities transactions resulted in gains of $403,000 and $447,000 in 1992 and 1991, respectively. As evidenced by the Statement of Cash Flows, the volume of securities sold was insignificant for both years.

OTHER EXPENSES

  Other expenses include all items of expense other than interest expense, the provision for possible loan losses, and income taxes. In total, other expenses decreased by 4.2% in 1992. Management was successful in controlling costs. This was true even with UNB-South's expenses being included in the 1992 operating results from the effective date of acquisition forward but not in the corresponding periods of 1991 and an increase in the FDIC insurance premium of approximately $900,000. Salaries and employee benefits expense increased 2.71% in 1992. As of December 31, 1992 and 1991, United employed 879 and 796 full-time equivalent employees, respectively.

  Net occupancy expense decreased 5.57% in 1992 compared to 1991.

  Other expenses increased 13.23% in 1992 compared to 1991. This increase was mainly due to the FDIC insurance costs and write-downs of other real estate owned. Also UNB-South expenses, which were not included in 1991 operating results, were included in 1992 results beginning October 20, 1992.

INCOME TAXES

  For the year ended December 31, 1992, income taxes approximated $7,136,000 compared to $5,555,000 for the year 1991. This increase is the result of lower amounts of tax-exempt income and increased pretax income. United's effective tax rates in these two years were 30.4% and 28.7%, respectively. Additional details appear in Note J, Notes to Consolidated Financial Statements.

                            UNITED BANKSHARES, INC.
                  PROXY FOR 1994 ANNUAL SHAREHOLDERS' MEETING

Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute, and appoint Gary L. Ellis and Steven E. Wilson, or either of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned's name on its books on March 11, 1994, at the 1994 Annual Meeting of Shareholders to be held at the University of Charleston, 2300 MacCorkle Avenue, S.E., Charleston, West Virginia on May 16, 1994, at 4:00 p.m. local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 8, 1994, and hereby revokes all proxies previously given by the undersigned for said meeting.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" THE PROPOSITIONS LISTED BELOW UNLESS OTHERWISE INDICATED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS BELOW. IF ANY MATTER SHALL PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE JUDGMENT OF THE ABOVE PROXIES, BASED UPON THE CONDITIONS THEN PREVAILING AND ANY RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.

This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise.

PLEASE MARK, DATE, SIGN AND RETURN IMMEDIATELY. ALL JOINT OWNERS MUST SIGN.

(Continued from reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING TWENTY NOMINEES:

  A. ELECTION OF DIRECTORS.

     FOR AGAINST ABSTAIN
     [_]   [_]     [_]

Richard M. Adams, Robert G. Astorg, Thomas J. Blair, III, Harry L. Buch, John
W. Dudley, H. Smoot Fahlgren, Theodore J. Georgelas, C. E. Goodwin, F. T. Graff, Jr., Leonard A. Harvey, Andrew T. Houvouras, Russell L. Isaacs, Robert
P. McLean, G. Ogden Nutting, William C. Pitt, III, I. N. Smith, Jr., Charles E. Stealey, Warren A. Thornhill, III, Harold L. Wilkes, and James W. Word, Jr. as directors.

If you wish to withhold your vote for any of the above nominees, so indicate by striking the name of the nominee.

- -------------------------------------------------------------------------------

 B. TO TRANSACT OTHER
    BUSINESS THAT MAY
    PROPERLY COME BEFORE
    THE MEETING.

     FOR AGAINST ABSTAIN
     [_]   [_]     [_]


DATE: ------------------------, 1994

- ------------------------------------

- ------------------------------------
     (Signature or Signatures)

When signing as attorney, executor,
administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.